Company Contact: Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com Lisa Elliott / lelliott@drg-l.com Jack Lascar / jlascar@drg-l.com
FOR IMMEDIATE RELEASE	DRG&L / 713-529-6600

Evolution Petroleum Reports Fiscal 2012
First Quarter Results

•	Diluted net income increased 89% over previous quarter
•	Revenues increased 23% over previous quarter
•	Delhi daily oil production increased 48% over previous quarter
•	Evolution to Present at the NYSSA Future of Energy Conference in New York on Thursday, November 10

Houston, TX, November 9, 2011 - Evolution Petroleum Corporation (NYSE Amex: EPM) today reported results for the first fiscal quarter ended September 30, 2011 (“Q1-12”), with comparisons to the three months ended June 30, 2011 (“Q4-11”) and the prior year quarter ending September 30, 2010 (“Q1-11”).

Q1-12 net income was $1.1 million or $0.04 per basic share, and $1.0 million or $0.03 per diluted share attributable to common stockholders. This compares to basic and diluted net income of $0.5 million or $0.02 per share in Q4-11 and a net loss of $0.5 million or $(0.02) in Q1-11.

The 89% improvement in net income attributable to common stockholders over Q4-11 was due to a 23% improvement in oil and gas revenue and a 4% decrease in total operating costs.  Q1-12, Q4-11 and Q1-11 results included non-cash, stock-based compensation expense of $416,695, $392,593 and $354,486, respectively.

Oil and gas revenues in Q1-12 were $3.9 million compared to Q4-11 revenues of $3.2 million and Q1-11 revenues of $1.2 million. The revenue increase in Q1-12 over both comparative periods was due primarily to increased sales volumes of higher valued crude oil products.

Net oil and gas volumes for Q1-12 were 46,800 barrels of oil equivalent (509 BOE per day), a 16% daily increase from Q4-11 production of 39,857 BOE (438 BOE per day) and an 83% increase over Q1-11 sales volumes of 25,621 BOE (278 BOE per day). Total volumes in Q1-12 were 71% crude oil, 8% natural gas liquids (“NGLs”) and 22% natural gas, compared to 34% crude oil, 20% NGLs and 46% natural gas in Q1-11.

Crude oil sales volumes for Q1-12 included 29,947 barrels from our net interests in the Delhi Field, 2,947 barrels from the Giddings Field and 266 barrels from the Lopez Field, as compared to Q1-11 net crude oil sales of 4,558 barrels from Delhi, 4,159 barrels from the Giddings Field and no sales from the Lopez Field.

Blended oil and gas prices in Q1-12 averaged $83.01 per BOE compared to $79.42 per BOE in Q4-11 and $45.63 per BOE in Q1-11.  The improvement over Q1-11 was due to an increased proportion of oil sales and higher liquid prices.

Lease operating expense (“LOE”) and production taxes were $217,000 in Q1-12, a decrease of 41% compared to $369,000 in Q1-11 due primarily to reduced workover costs in Q1-12.  On a BOE basis, LOE and production taxes decreased 68% to $4.64 per BOE in Q1-12 compared to $14.41 per BOE in Q1-11. The decrease was due in large part to increased oil sales attributable to our royalty interests at Delhi that do not bear operating costs or severance tax.

Depreciation, depletion and amortization expense (“DD&A”) increased 91% in Q1-12 to $237,000 from $124,000 in Q1-11. The increase was due to a slightly higher depletion rate ($4.89 vs. $4.50) per BOE and the 83% increase in sales volumes. The higher depletion rate is due to the acceleration in the projected working interest reversion date at Delhi that results in our bearing a pro rata share of capital expenditures for the last phase of development, partially offset by increased proved reserves.

During the current quarter, we began issuance of our Series “A” 8.5% perpetual non-convertible preferred stock with a liquidation value of $25.00 per share. Our Board of Directors authorized the issuance of up to 400,000 shares (out of 1 million shares legally authorized) to provide additional liquidity to take advantage of opportunities anticipated during the year. Since the completion of the 220,000 initial share offering on July 1, 2011, we have additionally sold 62,255 “at-the-market” shares, providing aggregate net proceeds of approximately $6.1 million, through September 30, 2011.

Working capital increased strongly to $12.2 million on September 30, 2011 compared to $4.1 million on June 30, 2011, and we remain debt free. The $8 million increase was due primarily to $6.1 million of proceeds from sales of our preferred stock and $2.3 million provided by operations before changes in working capital, offset by investments of $0.4 million in oil and natural gas properties and the payment of $0.1 million of preferred stock dividends.

Robert Herlin, President and Chief Executive Officer, commented, “Our increase in oil production combined with the high oil prices we are realizing from our light sweet crude volumes coming from the Delhi Field generated a substantial increase in revenues for the quarter.  With our Delhi production free from all expenses, including state severance tax until project payout, that revenue goes straight to the pretax bottom line and improved our total field margin from $26.08 per BOE in Q1-11 to $73.12 per BOE in the current quarter. The improved financial results during the quarter reflect just a small portion of the value created in our Delhi project, and we expect to see continued improvements in production there over the next four years as Denbury completes full installation of the CO2 enhanced oil recovery project.  Our current focus is on profitably redeploying our growing cash flows for the benefit of shareholders."

Delhi CO2 – Enhanced Oil Recovery Project (EOR)

Delhi Field sales volumes averaged 4,396 gross (326 net) barrels of oil (“BO”) per day during Q1-12, up 48% sequentially over the 2,960 gross (220 net) BO per day rate in Q4-11 and 557% over the 703 gross (50 net) BO per day in Q1-2011. All net sales at Delhi are currently generated by our 7.4% royalty interest.

During Q1-12, the average price we received for Delhi Field crude oil was $105.78 per barrel, down 8% sequentially from $115.25 in the prior quarter and up 41% from $75.14 in Q1-11.  Delhi’s Louisiana Light Sweet pricing continued to provide a substantial premium to WTI pricing during Q1-12, averaging 21% higher than the average price we received for our Texas volumes.

Production volumes in Q1-12 already included a small contribution from ongoing development work in 2011. Current development plans include expansion of the project into the eastern half of the field over the next three years.

Artificial Lift Technology (GARP™)

During Q1, the U.S. Patent Office formally granted us a patent covering our gas assisted rod pump technology (“GARP™”).  We also filed a continuation in part to cover further improvements in the technology.  Subsequently, we signed two commercial GARP™ demonstration agreements with industry partners. Each agreement allows us to install our patented technology at our sole expense in a fully equipped and currently producing horizontal well provided by the partnering company. In return, we earn a 50% net profits interest in one agreement, and a 76.5% working interest in the second agreement after payout of installation costs. The wells, both located in the Giddings Field in central Texas, were selected based on criteria we established to confirm broad application of the technology in mature horizontal wells with substantial historical production.  Additional installations of the technology with the two partnering companies would be subject to further negotiation.  We will operate the wells and expect to have the GARP™ technology installed on both prior to calendar year-end.

Lopez Oil Field, South Texas

We initiated the grass roots drilling of two production and two water injections wells during Q1-12 to expand upon the success we obtained in our first test well and should realize production from the first producer in Q2-12.  These wells make a small amount of oil associated with a large volume of water.  In Q4-11, we substantially increased the total fluid rate in our first test well and were able to maintain the proportion of oil in the produced fluid.  Based on this result, we are drilling wells designed to economically handle high fluid rates that would be prototypes for the remainder of field development if we achieve the targeted results.

The expanded case in our 2012 Plan provides for accelerated development of our leases in the Lopez Field and extension into other fields. We have up to 40 drilling locations on our existing leases, and believe that this concept maybe deployed in other, similar fields. The combination of one producer and one water injection well requires less than $600,000 in projected capital expenditures.

Giddings Field, Central Texas

Our production in the field averaged 172 net BOE per day in Q1-12, compared to 209 net BOE per day during Q4-11 and 226 net BOE per day in Q1-11. The decline is primarily due to natural production decline in the field including normal flush production decline in the two joint venture wells completed in Q3-11.   We also entered into an agreement to contribute leases covering one of our less attractive proved undeveloped locations to a joint venture in exchange for a minority working interest in what we believe will be a larger, more economic well.

Additional drilling of our proved undeveloped portfolio will likely be through new industry joint ventures, and our 2012 Plan includes drilling of up to two wells at a reduced working interest.

Woodford Shale Gas, Eastern Oklahoma

We continued testing of our mid-depth unconventional gas project in one well in Haskell County, OK.  We expect to continue our lower emphasis on this project until natural gas prices improve somewhat to allow us to achieve targeted economics.

Presentation at NYSSA Future of Energy Conference

Sterling McDonald, Chief Financial Officer will be making a presentation to the New York Society of Securities Analysts (NYSSA) Future of Energy Conference on Thursday, November 10, 2011 at 3:25 pm Eastern time.  The presentation will webcast live and archived for replay and can be access by going to www.evolutionpetroleum.com.

Earnings Conference Call

Evolution Petroleum will host a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss these results. To access the call, please dial 480-629-9835 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution’s corporate website where it will also be archived for replay. A telephonic replay of the conference call will be available until November 16, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4484565#. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States.   Principal assets as of June 30, 2011 include 13.8 MMBOE of proved and 6.2 MMBOE of probable reserves with a PV10* of $375 million and $76 million, respectively, and no debt.  Producing assets include a CO2-EOR project with growing production in Louisiana’s Delhi Field, horizontal wells in the Giddings Field of Central Texas and producing test wells in south Texas and Oklahoma.  Other assets include an emerging Woodford shale gas project in Eastern Oklahoma and a patented artificial lift technology designed to extend the life of horizontal wells with oil or associated water production.  Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

* PV-10 of proved reserves is a pre-tax non-GAAP measure reconciled to the after-tax Standardized Measure of Future Net Cash Flows below.  We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful and relevant information to investors because of its wide use by analysts and investors in evaluating the relative monetary significance of oil and natural gas properties, and as a basis for comparison of the relative size and value of our reserves to other companies’ reserves.  We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities.  Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company.  PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below.  Probable reserves are not recognized by GAAP, and therefore the PV-10 of probable reserves can not be reconciled to a GAAP measure.

The following table provides a reconciliation of PV-10 of each of our proved properties to the Standardized Measure.

	For the Years Ended June 30
	2011	2010

Estimated future net revenues	$741,212,773	$571,052,096
10% annual discount for estimated timing of future cash flows	(365,874,315)	(305,073,753)
Estimated future net revenues discounted at 10% (PV-10)	375,338,458	265,978,343
Estimated future income tax expenses discounted at 10%	(146,890,504)	(104,351,694)
Standardized Measure	$228,447,954	$161,626,649

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010
Revenues
Crude oil	$3,448,595	$648,218
Natural gas liquids	188,455	209,918
Natural gas	247,806	310,960
Total revenues	3,884,856	1,169,096

Operating Costs
Lease operating expenses	202,917	354,581
Production taxes	14,035	14,703
Depreciation, depletion and amortization	236,891	124,018
Accretion of asset retirement obligations	16,972	16,315
General and administrative expenses *	1,405,175	1,307,567
Total operating costs	1,875,990	1,817,184

Income (loss) from operations	2,008,866	(648,088)

Other income
Interest income	7,246	7,767

Net income (loss) before income tax benefit	2,016,112	(640,321)

Income tax (provision) benefit	(872,594)	154,987

Net Income (loss) attributable to the Company	$1,143,518	$(485,334)

Dividends on Preferred Stock	127,835	-

Earnings (loss) attributable to common shareholders	$1,015,683	$(485,334)
Basic	$0.04	$(0.02)
Diluted	$0.03	$(0.02)

Weighted average number of common shares
Basic	27,669,355	27,160,723
Diluted	31,279,350	27,160,723

*General and administrative expenses for the three months ended September 30, 2011 and 2010 included non-cash stock-based compensation expense of $416,695 and $354,486, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$11,614,866	$4,247,438
Certificates of deposit	250,000	250,000
Restricted cash from joint interest partner	127,466	118,194
Receivables
Oil and natural gas sales	1,452,980	1,559,404
Joint interest partner	358,245	86,105
Income taxes	-	28,680
Other	169	167
Prepaid expenses and other current assets	367,683	284,324
Total current assets	14,171,409	6,574,312

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties – full-cost method of accounting, of which $2,167,513 and $2,940,199 at September 30, 2011 and June 30, 2011, respectively, were excluded from amortization.	33,574,855	33,447,564
Other property and equipment	61,434	69,262
Total property and equipment	33,636,289	33,516,826

Other assets	91,058	77,287

Total assets	$47,898,756	$40,168,425

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$668,804	$514,177
Joint interest advances	91,324	105,567
Accrued compensation	180,000	682,850
Royalties payable	354,904	742,651
Income taxes payable	442,840	298,594
Other current liabilities	277,540	84,565
Total current liabilities	2,015,412	2,428,404

Long term liabilities
Deferred income taxes	3,990,033	3,330,266
Asset retirement obligations	858,850	859,586
Deferred rent	82,870	85,412

Total liabilities	6,947,165	6,703,668

Stockholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized: 8.5% Series A Cumulative Preferred Stock, 1,000,000 shares authorized, 282,255 shares issued and outstanding at September 30, 2011, with a liquidation preference of $7,056,375.	282	-
Common stock; par value $0.001; 100,000,000 shares authorized: Issued 28,570,918 shares; outstanding 27,782,718 shares and 27,612,916 shares as of September 30, 2011 and June 30, 2011, respectively.	28,570	28,400
Additional paid-in capital	27,231,908	20,761,209
Retained earnings	14,572,853	13,557,170
	41,833,613	34,346,779
Treasury stock, at cost, 788,200 shares as of September 30, 2011 and June 30, 2011.	(882,022)	(882,022)

Total stockholders' equity	40,951,591	33,464,757

Total liabilities and stockholders' equity	$47,898,756	$40,168,425

Evolution Petroleum Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net Income (loss) attributable to the Company	$1,143,518	$(485,334)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	236,891	124,018
Stock-based compensation	416,695	354,486
Accretion of asset retirement obligations	16,972	16,315
Payments on asset retirement obligations	(30,969)	—
Deferred income taxes	659,767	(161,987)
Accrued compensation	(180,000)	157,500
Deferred rent	(2,542)	944
Other	—	32,080
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	106,424	110,346
Receivables from income taxes and other	28,678	84,807
Due from joint interest partner	(25,964)	—
Prepaid expenses and other current assets	(83,359)	28,235
Accounts payable and accrued expenses	(108,329)	(78,652)
Royalties payable	(387,747)	(17,992)
Income taxes payable	144,246	—
Net cash provided by operating activities	1,934,281	164,766

Cash flows from investing activities
Development of oil and natural gas properties	(311,739)	(431,492)
Acquisitions of oil and natural gas properties	(167,964)	(485,600)
Maturities of certificates of deposit	—	1,100,000
Other assets	(13,771)	(6,532)
Net cash provided (used) in investing activities	(493,474)	176,376

Cash flows from financing activities Proceeds from the exercise of stock options	—	16,019
Proceeds from issuances of preferred stock	6,054,456	—
Preferred stock dividends paid	(127,835)	—
Net cash provided by financing activities	5,926,621	16,019

Net increase in cash and cash equivalents	7,367,428	357,161

Cash and cash equivalents, beginning of period	4,247,438	3,138,259

Cash and cash equivalents, end of period	$11,614,866	$3,495,420

Our supplemental disclosures of cash flow information for the three months ended September 30, 2011 and 2010 are as follows:

	Three Months Ended
	September 30,
	2011	2010
Income taxes paid	$—	$7,000

Non-cash transactions
Assignment of oil and gas leases recognized in other receivables	$—	$231,326
Decrease in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties:	$(136,610)	$(752)
Increase in accounts payable related to joint venture activities:	$225,438	$—
Oil and natural gas properties incurred through recognition of asset retirement obligations:	$(30,969)	$—

Results of Operations	Three Months Ended
	September 30			%
	2011	2010	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	33,160	8,717	24,443	280%

NGLs (Bbl)	3,522	5,069	(1,547)	(31	) %

Natural gas (Mcf)	60,707	71,010	(10,303)	(15)%
Crude oil, NGLs and natural gas (BOE)	46,800	25,621	21,179	83%

Revenue data:

Crude oil	$3,448,595	$648,218	$2,800,377	432%

NGLs	188,455	209,918	(21,463)	(10)%

Natural gas	247,806	310,960	(63,154)	(20)%
Total revenues	$3,884,856	$1,169,096	$2,715,760	232%

Average price:
Crude oil (per Bbl)	$104.00	$74.36	$29.64	40%
NGLs (per Bbl)	53.51	41.41	12.10	29%
Natural gas (per Mcf)	4.08	4.38	(0.30)	(7)%
Crude oil, NGLs and natural gas (per BOE)	$83.01	$45.63	$37.38	82%

Expenses (per BOE)
Lease operating expenses and production taxes	$4.64	$14.41	$(9.77)	(68)%
Depletion expense on oil and natural gas properties (a)	$4.89	$4.50	$0.39	9%

(a)	Excludes depreciation of office equipment, furniture and fixtures, and other of $7,829 and $8,827, for the three months ended September 30, 2011 and 2010, respectively.

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